EXHIBIT99.1
                                                                     -----------


PRESS RELEASE

Elgin Technologies, Inc.
10 Columbia Drive
Amherst, NH
(603) 598-4700

May 29, 2002


               ELGIN TECHNOLOGIES, INC. ANNOUNCES THE TERMINATION
      OF ITS PRESIDENT/CEO AND THAT IT IS FILING FOR BANKRUPTCY PROTECTION

May 29, 2002 AMHERST, NH. Elgin Technologies, Inc. announced today that its Board of Directors had terminated the employment of its President and Chief Executive Officer, Jonathan Scott Harris as of May 23, 2002 for cause. Michael Smith, Chief Financial Officer has assumed his duties.

     After reviewing the current short and long term prospects for the telecommunications equipment sector, the Board of Directors has directed the Company to proceed with developing a reorganization plan and file for Chapter 11 Bankruptcy protection. The Company stated that it is working with outside counsel and plans to file immediately.


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